Exhibit 23.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Annual Report on Form 10-K of Ainos, Inc. (the “Company”) of our report dated March 7, 2025 with respect to our audits of the financial statements of the Company as of and for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Ainos, Inc. on Form S-8 (File No. 333-266042, 333-266043, 333-272639, 333-280928, 333-286377, 333-293471), on Form S-3 (File No. 333-279880, 333-284003) and on Form S-1 (File No. 333-275971, 333-278556).

/s/ KCCW Accountancy Corp.
Diamond Bar, California
March 30, 2026